Exhibit 99.1

ARBN 117 452 454

EXECUTIVE OFFICE 7 Custom House Street PORTLAND, ME, 04101, USA	TELEPHONE FACSIMILE WEBSITE	(+1) 207- 619-8500 (+1) 207-553-2250 www.magpet.com

MAGELLAN PETROLEUM CORPORATION REPORTS PRELIMINARY

YEAR END RESULTS FROM OPERATIONS, CHARGES FROM EVANS

SHOAL, AND UPDATES OPERATIONAL PLANS

For the Year Ended June 30, 2011

(Dollars quoted are US$)

Magellan Petroleum Corporation (“Company”) (NASDAQ: MPET) (ASX: MGN) is expecting to announce before filing its annual report several additional major transactions that will materially improve the Company’s operational position, strengthen its financial resources, and better enable the Company to exploit its assets to deliver value to shareholders.

These new contracts in both Australia and in the US should lead to augmented drilling programs, rationalisation of asset ownership interests and operations, a new gas sales arrangement, augmented cash balances and a workable plan to move the Company forward. They are intended as an offset valuation to the adjustments herein. Although accounting rules require us to write off Evans Shoal deposits and absorb certain other non-cash charges, we believe the Company will be in a much stronger position once all transactions are completed.

For the fiscal year ended June 30, 2011, the Company reports a consolidated net loss of $36.1 million, or $0.69 per share, on gross revenues of $18.2 million, as compared to a net loss of $1.5 million, or $0.03 per share, on gross revenues of $28.5 million in fiscal 2010. Of the $36.1 million loss balance, approximately $27.3 million is attributable to non-recurring, non-cash charges; $16.3 million relates to a write off of the initial “deposit” contributed by Magellan Petroleum Australia Limited (“MPAL”), the Company’s wholly owned subsidiary, in connection with the March 25, 2010 Asset Sales Deed, as amended by the Deed of Variation, between MPAL and Santos Offshore Pty Ltd. (“Asset Sales Deed”) which outlined the terms of MPAL’s contemplated purchase of Santos’ 40% interest in the Evans Shoal natural gas field (NT/P48) (“Evans Shoal Transaction”), $4.0 million relates to a non-cash charge to write off the goodwill related to the Company’s 2006 acquisition of the remaining interest in MPAL, $7.0 million is attributable to a non-cash charge related to a valuation allowance recognized as a reserve against MPAL’s deferred tax balances.

The writeoff of the “deposit” is the direct result of the parties’ inability to close the Evans Shoal Transaction on or before May 31, 2011 due to material changes to the Evans Shoal work program made by one of the other field owners.

In the United Kingdom, the operator of the Markwells Wood 1, Northern Petroleum, informs us that the completion rig for the well will be onsite in the late third quarter. An incremental testing program will be initiated after base work is completed allowing for the definition of several baselines of well performance for the oil pay noted in the well earlier this year.

* * * * *

For further information, please contact:

Jeffrey G. Tounge, Manager, Investor Relations, (207) 619-8504

Forward Looking Statements

Statements in this report which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and MPAL may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are whether several major pending transactions, including the farm-out transaction with VAALCO, can be timely closed, whether these major transactions will result in a material improvement in the Company’s operational position, a strengthening of its financial resources, and an efficient exploitation of assets to deliver value to shareholders,, whether the contemplated transaction in Australia will lead to a rationalisation of Australian asset ownership and operations, a new gas sales arrangement, augmented cash balances and a workable plan to move forward, whether the pending Australian transactions can offset the effect of the Company’s writeoff of the initial deposit made in connection with Evans Shoal, pricing and production levels from the properties in which Magellan and MPAL have interests, the extent of the recoverable reserves at those properties, the profitable integration of acquired businesses, including Nautilus Poplar LLC, the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin, including the likelihood of success of other potential suppliers of gas to the current customers of Mereenie and Palm Valley production. In addition, MPAL has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Appendix 4E

Preliminary Final Report

Name of entity

MAGELLAN PETROLEUM CORPORATION

ABN	Financial Year Ended (‘Current Period’)

1. 117 452 454	30 June 2011

2. Results for Announcement to the Market

				$US’000
2.1 Revenues from Ordinary Activities	down	36.3%	to	18,177

2.2 Profit from Ordinary Activities after Income Tax attributable to Members	down	2,397%	to	(36,147)

2.3 Net Profit for the period attributable to Members	down	2,397%	to	(36,147)

	Amount per security	Franked amount per security
2.4 Dividends (distributions)

Final dividend	N/A	N/A

Interim dividend	N/A	N/A

2.5 Record date for determining entitlements to the dividend, (in the case of a trust, distribution) N/A

2.6 Brief explanation of any of the figures in ‘For Announcement to the Market’ section necessary to enable the figures to be understood:

For the fiscal year ended June 30, 2011, the Company reports a consolidated net loss of $36.1 million, or $0.69 per share, on gross revenues of $18.2 million, as compared to a net loss of $1.5 million, or $0.03 per share, on gross revenues of $28.5 million in fiscal 2010. Of the $36.1 million loss balance, $4.0 million is attributable to a non-cash charge to the writeoff of goodwill related to the Company’s 2006 acquisition of the remaining interest in Magellan Petroleum Australia Limited (“MPAL”), the Company’s wholly owned subsidiary, $7.0 million is attributable to a non-cash charge related to a valuation allowance recognized as a reserve against MPAL’s deferred tax balances Approximately $2.5 million relates to one-time charges for advisory and transaction costs incurred in connection with the March 25, 2010 Asset Sales Deed, as amended by the Deed of Variation, between MPAL and Santos Offshore Pty Ltd. (“Asset Sales Deed”) which outlined the terms of MPAL’s contemplated purchase of Santos’ 40% interest in the Evans Shoal natural gas field (NT/P48) (“Evans Shoal Transaction”) and $16.3 million is attributable to a writeoff of the initial “deposit” contributed by MPAL to the purchase price set forth in the Asset Sales Deed. The writeoff of the “deposit” is the direct result of the parties’ inability to close the Evans Shoal Transaction on or before May 31, 2011 due to material changes to the Evans Shoal work program made by one of the other field owners.

3. (Unaudited) Consolidated Statement of Financial Performance for the Financial Year Ended 30 June

	Years Ended June 30,
	2011	2010
Revenues:
Oil sales	$11,815,231	$9,886,592
Gas sales	1,796,405	13,615,755
Other production related revenues	4,565,241	5,022,210

Total revenues	18,176,877	28,524,557

Costs and expenses:
Production costs	9,247,199	10,116,320
Exploration and dry hole costs	2,853,832	1,273,268
Salaries and employee benefits	5,079,503	4,816,350
Depletion, depreciation and amortization	2,326,817	4,680,240
Auditing, accounting and legal services	2,595,465	1,947,901
Accretion expense	563,628	748,209
Loss on Evans Shoal Deposit	16,294,026	—
Shareholder communications	396,092	551,408
(Gain) loss on sale of field equipment	(968,644)	(6,817,304)
Impairment loss	4,194,106	2,049,616
Other administrative expenses	7,285,549	6,030,583
Foreign transaction loss	613,117	676,601

Total costs and expenses	50,480,690	26,073,192

Operating (loss) income	(32,303,813)	2,451,365

Warrant expense	—	(4,276,471)
Investment and other income	1,297,552	3,012,831

Income before income taxes	(31,006,261)	1,187,725
Income tax provision	5,141,187	2,645,763

Net (loss) income	(36,147,448)	(1,458,038)
Less net (loss) income attributable to non-controlling interest in subsidiaries	(4,635)	(10,766)

Net (loss) income attributable to Magellan Petroleum Corporation	$(36,142,813)	$(1,447,272)

Average number of shares of common stock
Basic and Dilutive	52,252,098	51,410,596

Net (loss) income per basic and dilutive common shares attributable to Magellan Petroleum Corporation common shareholders	$(0.69)	$(0.03)

Notes to the financial statements will be contained in Item 8 of the Company’s Form 10-K for the fiscal year ended June 30, 2011.

4.	(Unaudited) Consolidated Statement of Financial Position as at 30 June

	June 30, 2011	June 30, 2010
ASSETS

Current assets:
Cash and cash equivalents	$20,416,625	$33,591,534
Accounts receivable — trade (net of allowance for doubtful accounts of $66,702 and $95,912 at June 30, 2011 and at June 30, 2010 respectively)	4,356,621	4,427,245
Accounts receivable — working interest partners	453,843	204,630
Deposit on Evans Shoal	10,595,100	—
Securities available-for-sale (at fair value)	—	192,417
Inventories	731,672	815,179
Deferred income taxes	—	189,236
Assets held for sale	—	648,217
Prepaid assets	517,482	478,665
Other assets	211,895	1,223,426

Total current assets	37,283,238	41,770,549

Deferred income taxes	—	5,262,649
Securities available-for-sale (at fair value)	238,070	—
Deposit on Evans Shoal	—	12,850,500
Property and equipment, net:
Oil and gas properties (successful efforts method)	138,576,622	113,646,852
Land, buildings and equipment	4,088,759	3,328,670
Field equipment	6,390,383	5,843,939

	149,055,764	122,819,461
Less accumulated depletion, depreciation and amortization	(119,901,581)	(96,905,478)

Net property and equipment	29,154,183	25,913,983
Goodwill	674,498	4,695,204
Other assets	204,457	213,500

Total assets	$67,554,446	$90,706,385

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$3,860,919	$2,387,857
Accrued liabilities	2,056,717	2,064,979
Demand notes payable	500	470,000
Current portion of note payable	552,000	451,585
Liability related to assets held for sale	—	194,465
Deferred income taxes	—	83,400
Income taxes payable	—	460,617

Total current liabilities	6,470,136	6,112,903

Long term liabilities:
Deferred income taxes	—	1,157,735
Note payable	870,438	232,430
Other long term liabilities	309,758	92,577
Asset retirement obligations	11,397,410	9,292,556

Total long term liabilities	12,577,606	10,775,298

Commitments and contingencies	—	—
Equity:
Common stock, par value $.01 per share: Authorized 300,000,000 shares, outstanding, 52,455,977 and 52,335,977 at June 30, 2011 and June 30, 2010 respectively	524,558	523,358
Capital in excess of par value	93,617,424	91,905,062
Preferred stock, par value $.01 per share: Authorized 50,000,000 and 0 shares, outstanding, none at June 30, 2011 and at June 30, 2010 respectively	—	—
Accumulated deficit	(59,783,004)	(23,640,191)
Accumulated other comprehensive income	12,158,669	3,116,263

Total equity attributable to Magellan Petroleum Corporation	46,517,647	71,904,492
Non-controlling interest in subsidiaries	1,989,057	1,913,692

Total equity	48,506,704	73,818,184

Total liabilities and equity	$67,554,446	$90,706,385

Notes to the financial statements will be contained in Item 8 of the Company’s Form 10-K for the fiscal year ended June 30, 2011.

5.	(Unaudited) Consolidated Statement of Cash Flows for the Financial Year Ended 30 June

	Years Ended June 30,
	2011	2010
Operating Activities:
Net (loss) income	$(36,147,448)	$(1,458,038)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depletion, depreciation and amortization	2,326,817	4,680,240
Write off of Evans Shoal deposit	16,294,026	—
Interest earned on restricted deposits	(524,739)	—
Accretion expense	563,628	748,209
Deferred income taxes	5,354,748	921,934
Foreign currency exchange (gain)/loss	498,957	676,601
(Gain) loss from disposal of assets	(968,644)	(6,817,304)
(Gain) from sale of investments	—	(1,975,286)
Exploration and dry hole costs	(123,969)	—
Write off of exploration permits	66,098	—
Impairment loss	4,194,106	2,049,616
Stock-based compensation and change in warrant valuation	1,670,062	6,582,223
Change in operating assets and liabilities:
Accounts receivable	622,779	2,734,772
Inventories	142,745	646,986
Other assets	212,894	(105,952)
Accounts payable and accrued liabilities	613,981	(1,689,063)
Income taxes payable (receivable)	1,044,968	(3,097,915)

Net cash (used in) provided by operating activities	(4,158,991)	3,897,023

Investing Activities:
Additions to property and equipment	(729,849)	(2,276,128)
Oil and gas exploration activities	(3,837,775)	(567,343)
Proceeds from sale of assets	1,481,172	7,280,402
Purchase of working interest in Poplar Field	(380,000)	(4,090,170)
Deposit for purchase of Evans Shoal	(10,013,500)	(13,751,850)
Proceeds from sale of securities available for sale	—	9,615,215
Purchase of securities available for sale	—	(7,259,082)
Proceeds from sale of securities	—	465,004
Marketable securities matured or sold	6,999,735	7,194,090
Marketable securities purchased	(6,999,735)	(6,196,784)
Purchase of controlling interest – Nautilus Poplar LLC	—	(7,309,113)
Cash acquired-purchase of Nautilus Poplar LLC	—	314,727
Increase in restricted cash	—	(75,444)

Net cash (used) in investing activities	(13,479,952)	(16,656,476)

Financing Activities:
Proceeds from issuance of stock	43,500	10,000,000
Proceeds from borrowings	5,027,323	570,000
Debt principal payments	(4,589,053)	(845,147)
Non-controlling Capital Contribution - Nautilus Poplar LLC	80,000	—

Net cash by (used in) provided by financing activities	561,770	9,724,853

Effect of exchange rate changes on cash and cash equivalents	3,902,264	1,937,292

Net increase in cash and cash equivalents	(13,174,909)	(1,097,308)
Cash and cash equivalents at beginning of period	33,591,534	34,688,842

Cash and cash equivalents at end of year	$20,416,625	$33,591,534

Notes to the financial statements will be contained in Item 8 of the Company’s Form 10-K for the fiscal year ended June 30, 2011.

6.	(Unaudited) Consolidated Statement of Changes in Equity for the Financial Year Ended 30 June

	Number of Shares	Common Stock	Capital in Excess of Par Value	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Non-controlling interest	Total	Total Comprehensive Income (Loss)
June 30, 2008	41,500,325	415,001	73,216,143	(22,857,494)	11,689,777	—	62,463,427

Net income	—	—	—	664,575	—	—	664,575	664,575
Foreign currency translation adjustments	—	—	—	—	(9,931,978)	—	(9,931,978)	(9,931,978)
Unrealized holding gains, net of taxes	—	—	—	—	221,964	—	221,964	221,964
Stock and stock based compensation	—	—	94,932	—	—	—	94,932
Total comprehensive loss	—	—	—	—	—	—		(9,045,439)

June 30, 2009	41,500,325	415,001	73,311,075	(22,192,919)	1,979,763	—	53,512,920

Net loss	—	—	—	(1,447,272)	—	(10,766)	(1,458,038)	(1,458,038)
Foreign currency translation adjustments	—	—	—	—	1,358,464	—	1,358,464	1,358,464
Unrealized holding gains, net of taxes	—	—	—	—	(221,964)	—	(221,964)	(221,964)
Stock and stock based compensation	440,000	4,400	2,301,352	—	—	—	2,305,752
Equity investment YEP	8,695,652	86,957	7,527,870	—	—	—	7,614,827
Warrants issued	—	—	6,401,765	—	—	—	6,401,765
Nautilus acquisition	1,700,000	17,000	2,363,000	—	—	1,924,458	4,304,458
Total comprehensive loss	—	—	—	—	—	—	—	(321,538)

June 30, 2010	52,335,977	523,358	91,905,062	(23,640,191)	3,116,263	1,913,692	73,818,184

Net loss	—	—	—	(36,142,813)	—	(4,635)	(36,147,448)	(36,147,448)
Foreign currency translation adjustments	—	—	—	—	8,996,754	—	8,996,754	8,996,754
Unrealized holding gains, net of taxes	—	—	—	—	45,652	—	45,652	45,652
Stock and stock based compensation	90,000	900	1,669,162	—	—	—	1,670,062
Stock options exercised	30,000	300	43,200	—	—	—	43,500
Capital contribution						80,000	80,000
Total comprehensive loss	—	—	—	—	—		—	(27,105,042)

June 30, 2011	52,455,977	524,558	93,617,424	(59,783,004)	12,158,669	1,989,057	48,506,704

Notes to the financial statements will be contained in Item 8 of the Company’s Form 10-K for the fiscal year ended June 30, 2011.

Summary of Significant Accounting Policies

Principles of Consolidation

Magellan Petroleum Corporation (the “Company” or “Magellan” or “MPC” or “we” or “us”) is engaged in the sale of oil and gas and the exploration for and development of oil and gas reserves. At June 30, 2011, MPC had three reporting segments: (1) the 100.00% equity interest in its subsidiary, Magellan Petroleum Australia Limited (“MPAL”). MPAL’s major assets are two petroleum production leases covering the Mereenie oil and gas field (35% working interest), one petroleum production lease covering the Palm Valley gas field (52% working interest) and thirteen licenses in the United Kingdom, five of which are operating licenses. Both the Mereenie and Palm Valley fields are located in the Amadeus Basin in the Northern Territory of Australia; (2) an 83.5% controlling member interest in Nautilus Poplar, LLC (“Nautilus”), based in Denver, Colorado and (3) MPC the parent company, which owns directly a 28.3% working interest in the Poplar Fields in Montana. On a consolidated basis, MPC through Nautilus owned an average 85.7% working interest in the Poplar Fields in Montana as of June 30, 2011.

During the year ended June 30, 2010, MPC added to its holdings, its 83.5% controlling member interest in Nautilus and a 26.3% average working interest in the Poplar fields. During the year ended June 30, 2011, MPC added an additional 2% to its working interest giving MPC 85.7% of the total working interest of the consolidated group in the Poplar Field.

Nautilus, based in Denver, Colorado, operates and holds a 68.75% interest in the East Poplar Unit and varied interests averaging 57% in the Northwest Poplar Field in Montana, USA.

MPC has a direct 2.67% carried interest in the Kotaneelee gas field in the Yukon Territory of Canada.

The accompanying consolidated financial statements include the accounts of MPC and its subsidiaries, MPAL and Nautilus, (collectively the “Company”). All intercompany transactions have been eliminated.

Revenue Recognition

The Company recognizes oil and gas revenue (net of royalties) from its interests in producing wells as oil and gas is produced and sold from those wells. Revenues from the sale and transportation of natural gas are recognized upon completion of the sale and when transported volumes are delivered. Other production related revenues are primarily MPAL’s share of gas pipeline tariff revenues which are recorded at the time of sale. The Company records pipeline tariff revenues on a gross basis with the revenue included in other production related revenues and the remittance of such tariffs are included in production costs. Government sales taxes related to MPAL’s oil and gas production revenues are collected by MPAL and remitted to the Australian government. Such amounts are excluded from revenue and expenses. Shipping and handling costs in connection with the MPAL deliveries are included in production costs. Revenue under carried interest agreements is recorded in the period when the net proceeds become receivable, measurable and collection is reasonably assured. The time when the net revenues become receivable and collection is reasonably assured depends on the terms and conditions of the relevant agreements and the practices followed by the operator. As a result, net revenues may lag the production month by one or more months. Other production revenues for the twelve months ended June 30, 2010 also included MPAL’s share of Power and Water Corporation (PWC) contract settlement for a breach in their gas contracts in the amount of $1.0 million.

Asset Retirement Obligations

Obligations associated with the retirement of long-lived assets are recognized at their fair value at the time that the obligations are incurred. Upon initial recognition of a liability, that cost is capitalized as part of the related long-lived asset (oil and gas properties) and amortized on a units-of-production basis over the life of the related reserves. Accretion expense in connection with the discounted liability is recognized over the remaining life of the related liability.

The estimated liability is based on the future estimated cost of land reclamation, plugging the existing oil and gas wells and removing the surface facilities equipment in Australia and The United States. The liability is a discounted liability using a credit-adjusted risk-free rate on the date such liabilities are determined. Revisions to the liability could occur due to changes in the estimated life of the field, estimates of these costs, acquisition of additional properties and as new wells are drilled.

Land, Buildings and Equipment and Field Equipment

Land, buildings and equipment and Field equipment are carried at cost. Depreciation and amortization are provided on a straight-line basis over their estimated useful lives. The estimated useful lives are: buildings - 40 years, equipment and field equipment - 3 to 15 years.

Inventories

Inventories consist of crude oil in various stages of transit to the point of sale and are valued at the lower of cost (determined on an average cost basis) or market. Inventories at Nautilus also include parts inventory using the first in-first out (FIFO) method.

Foreign Currency Translations

The accounts of MPAL, whose functional currency is the Australian dollar, are translated into U.S. dollars. The translation adjustment is included in accumulated other comprehensive income (loss), which is a component of equity, whereas gains or losses on foreign currency transactions are included in the determination of income. All assets and liabilities are translated at the rates in effect at the balance sheet dates. Revenues, expenses, gains and losses are translated using quarterly weighted average exchange rates during the period. At June 30, 2011 and 2010, the Australian dollar was equivalent to U.S. 1.0595 and .8567, respectively. The annual weighted average exchange rates used to translate MPAL’s operations in Australia for the fiscal years 2011, 2010, and 2009 were .9893, .8826, and .7471, respectively.

The accounts of MPAL’s UK division, whose functional currency is the Great British pound, are translated into Australian dollars before MPAL consolidates. The translation adjustment is included in accumulated other comprehensive income (loss), which is a component of equity, whereas gains or losses on foreign currency transactions are included in the determination of income. All assets and liabilities are translated at the rates in effect at the balance sheet dates. Revenues, expenses, gains and losses are translated using quarterly weighted average exchange rates during the period.

Warrants

The Company entered into a Securities Purchase Agreement (the “Purchase Agreement”), dated February 9, 2009, with Young Energy Prize S.A. (“YEP”) under which the Company agreed to sell, and YEP agreed to purchase, 8,695,652 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at a purchase price of $1.15 per share, or an aggregate of $10,000,000. The Purchase Agreement was amended on April 3, 2009 and June 30, 2009. On July 9, 2009, the Company and YEP completed the issuance and sale of the Shares to YEP. The Company received gross proceeds of $10 million, which was used for acquisitions, general corporate and working capital purposes. On July 9, 2009, the Company also executed and delivered to YEP a Warrant Agreement entitling YEP to purchase an additional 4,347,826 shares of the Company’s Common Stock (the “Warrant Shares”) at an exercise price of $1.20 per Warrant Share, subsequently reduced to $1.15 per share on July 30, 2009. The shares sold to YEP in the private placement and the Warrant Shares were not registered under the Securities Act or state securities laws, and may not be resold in the United States in the absence of an effective registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) or an available exemption from the applicable federal and state registration requirements.

Goodwill

As of June 30, 2010, we had $4,695,206 of goodwill of which $674,498 is attributable to the October 15, 2009 acquisition of Nautilus and $4,020,706 is related to the fiscal 2006 acquisition of the 44.87% equity interest of MPAL which was not owned at the time. No impairments had been recognized against the carrying values of goodwill as at this time.

As of June 30, 2011, it was determined that the $4,020,706 goodwill related to MPAL was impaired as its fair value was determined to be below its carrying value. As a result of our analysis, we have recorded an impairment charge for the entire balance of goodwill related to MPAL.

As of June 30, 2011, there was an indicator of potential impairment at MPAL following a significant reduction in the level of reserves, following an additional year of production from the Mereenie and Palm Valley fields, coupled with current contracts for the proved reserves moving closer to completion of their term. Under Step 2 of the goodwill impairment process, we considered the value of these reserves by applying a Market Approach (compared to similar transactions) to estimate the fair value of the reserves, which indicated the fair value of net assets of MPAL was below the carrying value of the business. An impairment charge was therefore required to write-off the goodwill.

There was no indicator of impairment of Nautilus given increases in the reserve levels identified since acquisition. Fair value estimates based on these reserve levels continued to indicate a value greater than carrying value, and Step 2 testing of the goodwill balance was therefore not required.

The changes in the carrying amount of goodwill by reportable segment for 2011 and 2010 were as follows:

Balance as of	6/30/11	6/30/10
Goodwill for MPAL	0	4,020,706
Goodwill for Nautilus	674,498	674,498
Impairment charge	4,020,706	0

Segment Information

The Company has three reportable segments, MPC, its wholly owned subsidiary- MPAL and Nautilus. The Company’s chief operating decision maker is William H. Hastings (President and Chief Executive Officer) who reviews the results of the MPC, MPAL, and Nautilus businesses on a regular basis. MPC, MPAL, and Nautilus all engage in business activities from which they may earn revenues and incur expenses. MPAL and its subsidiaries are considered one segment.

	Years Ended June 30,
	2011	2010

Revenues:

MPC	$2,723	$2,826
Nautilus	3,804	2,291
MPAL	12,775	25,908
Inter-segment revenue elimination - MPC	(1,125)	(2,500)

Total consolidated revenues	$18,177	$28,525

Investment and other income:
MPC	$9	$1,395
Nautilus	4	18
MPAL	1,285	1,600

Total consolidated	$1,298	$3,013

Net (loss) income attributable to MPC:
MPC	$(7,353)	$(263)
Nautilus	11	(55)
MPAL	(28,801)	7,569
Elimination of intersegment dividend	—	(8,698)

Consolidated net (loss) income attributable to MPC	$(36,143)	$(1,447)

Assets:
MPC	$82,423	$90,345
Nautilus	16,882	5,427
MPAL	39,643	63,131
Equity elimination	(71,394)	(68,197)

Total consolidated assets	$67,554	$90,706

Expenditures for additions to long-lived assets:
MPC	$793	$306
Nautilus	2,095	328
MPAL	1,679	1,642

Total expenditures for additions to long-lived assets	$4,567	$2,276

Other significant items:
Depletion, depreciation and amortization:

MPC	$272	$77
Nautilus	803	448
MPAL	1,252	4,155

Total consolidated	$2,327	$4,680

Production costs:

MPC	$750	$158
Nautilus	2,227	1,373
MPAL	6,270	8,585

Total consolidated	$9,247	$10,116

Exploratory and dry hole costs:
MPC	$325	$—
Nautilus	151	—
MPAL	2,378	1,273

Total consolidated	$2,854	$1,273

Income tax expense:

MPC	$(322)	$570
Nautilus	—	—
MPAL	5,463	2,076

Total consolidated	$5,141	$2,646

Commitments and Contingencies

The Company is exposed to oil and gas market price volatility and for gas sales uses fixed pricing contracts with inflation clauses to mitigate this exposure. The following is a summary of our consolidated commitments and contingencies at June 30, 2011, in thousands:

	PAYMENTS DUE BY PERIOD
	TOTAL	Less Than 1 Year	1-3 YEARS	3-5 YEARS	MORE THAN 5 YEARS
Operating lease obligations	$1,387	$514	$581	$193	$99
Purchase obligations (1)	4,516	3,056	1,460	—	—
Asset retirement obligations	11,397	—	280	—	11,117
Note payable without interest	1,423	553	870	—	—

Total	$18,722	$4,122	$3,191	$193	$11,216

(1)	Represents firm commitments for exploration and capital expenditures related to MPAL. Firm Commitments decreased $2.7 million offset by a $1.4 million increase caused by a 24% increase in exchange rates over June 30, 2010. The decrease was due to the delay of portions of the UK work program. Although the Company is committed to these expenditures, some may be farmed out to third parties. Additional contingent expenditures of $30,463,000 which are not legally binding have been excluded from the table above and based on exploration decisions would be due as follows: $0 (less than 1 year), $3,621,000 (1-3 years), $26,842,000 (3-5 years), and $0 (greater than 5 years). This figure is a $2.7 million increase over prior years reporting excluding the exchange rate effect.

7.	Details of Dividend or Distribution Payments

No Dividend Paid

8.	Details of Dividend or Reinvestment Plans in Operations

N/A

9.	Net Tangible Assets per Security

June 30, 2011	$0.91

June 30, 2010	$1.32

10.	Details of Entities over which control has been gained or lost

N/A

11.	Details of Associate and Joint Venture Entities

N/A

12.	Other Significant Information

Sale of Cooper Basin Assets

During the year ended June 30, 2010 the Company entered into agreements to sell all of its assets located in the Cooper Basin, Australia. These assets, which related to the MPAL reporting segment, were disposed of because they are non-core to our strategies. All of these properties were previously carried in property and equipment at $20,684,459, net of accumulated depletion of $17,094,936.

The Nockatunga, Kiana and Aldinga oil fields and certain exploration licenses were sold in the twelve months ended June 30, 2010. The Company recorded a gain of approximately $6.8 million ($4.8 million net of tax) for the twelve months ended June 30, 2010.

The sale of the remaining Cooper Basin assets, which includes certain associated exploration licenses, was completed in the current year ended June 30, 2011. These assets and the related liabilities were included in assets held for sale and liabilities related to assets held for sale at June 30, 2010. The Company recorded a gain of $937,000($656,000 net of taxes) in the twelve months ended June 30, 2011 related to the sale of these assets.

The Company also recorded an impairment loss in the year ended June 30, 2010 of approximately $2 million. Of this amount, $1.6 million related to its Udacha assets, PEL91 and 106, located in the Cooper Basin. In the year ended June 30, 2011 an additional impairment of $122k related to ATP 674 & 733 was recorded. These impairments reflected the difference in their fair value, which was based on the expected sales price, and the net book value of the assets as of the dates each sale finalized, and is reported as an impairment loss in the statement of income.

Evans Shoal Agreement

MPAL entered into an Asset Sales Deed with Santos Offshore Pty Ltd on March 25, 2010 to purchase Santos’ 40% interest in the Evans Shoal natural gas field (NT/P48). Under the Asset Sales Deed, the Company agreed to pay Santos a time-staged cash consideration equal to (AUS) $100 million for its interest in the Evans Shoal field which included a (AUS) $15 million deposit. The Company also agreed to pay additional contingent payments to Santos of (AUS) $50 million upon a favorable partner vote on any final investment decision to develop the Evans Shoal field and a further (AUS) $50 million upon first stabilized gas production from the field. Closing and completion of the purchase was subject to regulatory and other approvals. The Australian Foreign Investment Review Board indicated it had ‘no objection’ to the acquisition of Santos’ interest by MPAL.

The Asset Sales Deed was amended by the January 31, 2011 Deed of Variation (“Amended Asset Sales Deed”) which extended the closing date of the Evans Shoal Transaction through to May 31, 2011 in exchange for (1) MPAL’s release to Santos of the initial A$15 million escrow deposit payment made towards the closing price (“First Escrow Amount”) and (2) an additional A$10 million escrow account deposit towards the closing price (“Second Escrow Amount”). While the Amended Asset Sales Deed provided that the payment of the Second Escrow Amount would be made in accordance with the terms of the Amended Asset Sales Deed which provided certain defined circumstances under which MPAL was entitled to reimbursement of the deposit, the Deed of Variation re-classified the First Escrow Amount as non-refundable.

On July 21, 2011, Santos and MPAL executed a Release Agreement to (1) terminate the Amended Asset Sales Deed and (2) resolve all outstanding issues relating to the Amended Asset Sales Deed. Under the Release Agreement, MPAL received back the A$10 million escrow deposit, plus all interest accrued on that amount from the date of deposit to the date of release and the parties agreed to mutually release each other from all claims arising out of the ASD and the Evans Shoal Transaction.

Acquisitions

On October 15, 2009, MPC completed the purchase of an 83.5% controlling interest in Nautilus Poplar, LLC (“Nautilus”). Nautilus, based in Denver, Colorado, owns a majority interest in and operates the East Poplar Unit and the Northwest Poplar Field located in Roosevelt County, Montana. The controlling interest in Nautilus was purchased from White Bear LLC and the ECP Fund, SICAV-FIS, entities affiliated with Nikolay Bogachev and Thomas Wilson, two directors of the Company.

In March 2010, MPC also completed a consolidation of interests in the fields by purchasing a 25.05% average working interest from Hunter Energy LLC and a 3.25% average working interest from Nautilus Technical Group LLC. Magellan, on a consolidated basis now owns a 85.7% average working interest in the Poplar Field and through its subsidiaries controls a 95.05% average working interest there.

A working interest in an oil and gas property is considered a business for reporting purposes. As such, the purchases were accounted for under the acquisition method of accounting. Therefore, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The results of Nautilus’ operations have been included in the consolidated financial statements since October 15, 2009.

Gas Contract

MPAL owns a 35% interest in the Mereenie gas field which is located in the Amadeus Basin of the North Territory and Santos Limited and its wholly-owned subsidiary Santos QNT Pty Ltd (together “Santos NT”), the operator of the field (together with MPAL, the “Mereenie Producers”), owns a 65% interest in the field. MPAL has a 52.023% interest in, and is the operator of, the Palm Valley gas field which is also located in the Amadeus Basin of the Northern Territory. Santos NT (together with MPAL, the “Palm Valley Producers”) owns 47.977% of the Palm Valley gas field.

In 1985, the Palm Valley Producers and Mereenie Producers signed agreements for the sale of gas to Power and Water Corporation (“PWC”), for use in PWC’s Darwin electricity generating station and at a number of other generating stations in the Northern Territory. Since 1985, there have been several additional contracts for the sale of Mereenie gas, the latest being the Mereenie Sales Agreement No. 4 in June 2006. MPAL’s major customer, PWC, contracted with Eni Australia in 2006 for the supply of PWC’s Northern Territory gas demand requirement for twenty-five years, to commence January 2009. Eni Australia commenced partial production from its Blacktip field offshore of the Northern Territory in September 2009 with full production achieved in February 2010. The Mereenie Producers continued to supply PWC’s gas requirements on a reasonable endeavors basis to supplement Blacktip gas sales until early February 2010. The principal Mereenie contracts and supply obligations under the various agreements expired in January and June 2009, and September 2010. The Palm Valley gas contract expires in January 2012.

As MPAL has not been able to sell its uncontracted gas reserves, its revenues have declined in 2011. Palm Valley gas sales were approximately $1.8 million (net of royalties) or 100% of total gas sales for the year ended June 30, 2011, $2.1 million (net of royalties) or 15% of total gas sales for the year ended June 30, 2010 and $2.2 million (net of royalties) or 15% of total gas sales for the year ended June 30, 2009 There were no gas sales from Mereenie for the year ended June 30, 2011, $11.6 million (net of royalties) or 85% of total sales for the year ended June 30, 2010, and $12.4 million (net of royalties) or 85% of total gas sales for the year ended June 30, 2009. New natural gas sales are anticipated as part of the current “rationalisation” discussions between the Company and Santos NT noted above.

13.	Accounting Standards for Foreign Entities

US Generally Accepted Accounting Principles

14.	Commentary on Results for the Period

The following is a summary of the financial results for the fiscal year ended June 30, 2011:

REVENUES

	TWELVE MONTHS ENDED June 30,
	2011	2010	$ Variance	% Variance
Oil sales	$11,815,231	$9,886,592	$1,928,639	$20%
Gas sales	1,796,405	13,615,755	(11,819,350)	(87)%
Other production related revenues	4,565,241	5,022,210	(456,969)	(9)%
Investment and other income	1,297,552	3,012,831	(2,090,057)	(69)%

OIL SALES INCREASED – In the U.S., oil sales increased $2,789,000 due to the year over year effect of the sales related to the Poplar Field assets acquired in October 2009 and March 2010 and a 15% increase in the price per barrel in the United States. In Australia, sales decreased due to the sale of the Cooper Basin and Nockatunga Assets ($2,305,000) in fiscal 2010, increased sales in the prior year resulting from de-oiling the Mereenie pipeline as well as natural field declines at Mereenie, offset by the 12.1% increase in the average exchange rate and a 17% increase in the price per barrel at Mereenie.

GAS SALES DECREASED primarily due to the end of of Mereenie MSA4 contract in February 2010 ($14,600,000) and the natural field declines at Palm Valley offset by the 12.1% increase in the average exchange rate and the 1% increase in the average price per MCF received under the Palm Valley contract

OTHER PRODUCTION RELATED REVENUES DECREASED primarily due to MPAL’s share of gas pipeline tariff revenues which increased as a result of an increase in Amadeus Gas Trust revenues on Blacktip Gas, and MPAL’s portion of a PWC contract settlement, offset by the 12.1% increase in the average exchange rate. The Amadeus Gas Trust revenue stream had ended as of June 30, 2011.

COSTS AND EXPENSES

Changes in costs and expenses were as follows:

	TWELVE MONTHS ENDED June 30,
	2011	2010	$ Variance	% Variance
Production costs	$9,247,199	$10,116,320	$(869,121)	(9)%
Exploration and dry hole costs	2,853,832	1,273,268	1,580,564	124%
Salaries and employee benefits	5,079,503	4,816,350	263,153	5%
Depletion, depreciation and amortization	2,326,817	4,680,240	(2,353,423)	(50)%
Auditing, accounting and legal services	2,595,465	1,947,901	647,564	33%
Loss on Evans Shoal Deposit	16,294,026	—	15,892,650	*
(Gain) Loss on sale of assets	(968,644)	(6,817,304)	5,848,660	(86)%
Impairment loss	4,194,106	2,049,616	2,144,490	105%
Other administrative expenses	7,285,549	6,030,583	1,254,966	21%
Foreign transaction loss	613,117	676,601	(26,786)	(4)%
Warrant Expense	—	(4,276,471)	4,276,471	(100)%
Income tax provision	5,141,187	2,645,763	2,702,805	102%

*	Not meaningful

Significant changes are discussed below.

PRODUCTION COSTS DECREASED due to the result of cost reductions efforts (Mereenie & Palm Valley) ($2,840,000) including a new transportation contract at Mereenie, the elimination of prior year pipeline repair costs at Mereenie, and the elimination of production costs related to the Cooper Basin Assets sold in fiscal year 2010 offset by the year over year effect of production costs associated with the U.S. assets acquired in October 2009 and March 2010 ($1,446,000) and the 12.1% increase in the average foreign exchange rate.

EXPLORATION AND DRY HOLE COSTS INCREASED. At MPAL, an increase of $1,105,000 was primarily due to costs in the U.K. and 12.1% increase in the average foreign exchange rate discussed below. The other $476,000 increase is associated with the U.S. assets acquired in October 2009 and March 2010.

SALARIES AND EMPLOYEE BENEFITS INCREASED due to current year severance payments in the U.S. to a former officer ($567,000) plus additional headcount, the year over year costs associated with the U.S. acquisition in October 2009 ($194,000), non-cash employee stock based compensation ($212,000) and the 12.1% increase in the average foreign exchange rate, offset by payment of employee termination costs in Australia in the prior year.

DEPLETION, DEPRECIATION AND AMORTIZATION DECREASED primarily because MPAL’s Australia oil and gas assets were fully depleted as of September 30, 2010, resulting in reduced depletion for MPAL activity in the current year, offset by the costs associated with the U.S. assets acquired in October 2009 and March 2010 not present in the first three months of the twelve months ended June 30, 2010, and the 12.1% increase in the average foreign exchange rate.

AUDITING, ACCOUNTING AND LEGAL COSTS INCREASED primarily due to costs associated with the Evans Shoal Transaction.

LOSS ON EVANS SHOAL DEPOSIT relates to the non-refundable deposit paid by MPC to Santos as part of the Evans Shoal Transaction.

GAIN ON SALE OF ASSETS is mostly due to the sale of non-core assets that occurred primarily in the prior fiscal year. For more information on these sales please refer to our Form 10-K for the period ended June 30, 2010.

IMPAIRMENT LOSS relates to MPAL’s loss on Udacha assets and other permits in anticipation of the selling prices of those assets and the current year impairment of $4,020,000 recognized to write off the goodwill relating to the 2006 acquisition of the remaining interest in MPAL.

OTHER ADMINISTRATIVE EXPENSES INCREASED primarily due to increased consulting and legal fees at MPAL ($1,250,000) related to the Evans Shoal Transaction, and 12.1% increase in the average foreign exchange rate discussed below.

FOREIGN TRANSACTION LOSS account represents transaction gains and losses that result from the transaction of cash accounts held in foreign currencies.

WARRANT EXPENSE in the prior year relates entirely to the recording of the fair market value of certain warrants as discussed in our Form 10-K for the period ended June 30, 2010. The terms of the warrants were revised in March 2010 such that they are no longer carried at fair value.

15.	Status of Audit Review

This report is based on accounts which are in the process of being audited.

16	Unaudited Accounts: Likely Dispute or Qualification

An audit of our accounts is currently in process. We do not anticipate that our accounts will be subject to dispute or qualification.

17.	Audited Accounts: Likely Dispute or Qualification

N/A